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                                                                   EXHIBIT 10.12

                                [JP MORGAN LOGO]
                            THE CHASE MANHATTAN BANK
                           717 Travis, 6th Floor North
                              Houston, Texas 77002

                               September 27, 2001


Ryland Mortgage Company
6300 Canoga, 14th Floor
Woodland Hills, California 91367

Attention: Ms. Susan Cass, Chief Financial Officer

        Re: Repurchase Financing Agreement dated as of October 9, 1996 (as heretofore amended eight times, the "LOAN AGREEMENT") among Associates Funding, Inc., Ryland Mortgage Company ("RYLAND") and The Chase Manhattan Bank (successor by merger to Texas Commerce Bank National Association which was renamed Chase Bank of Texas, National Association before such merger)

Ladies and Gentlemen:

        1. Negative Covenant. Section 8.3 of the Loan Agreement prohibits Ryland from making any loan, advance, extension of credit or capital contribution to, making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person other than Permitted Loans/Investments, which are defined in the Loan Agreement as those loans and investments that are listed on Schedule 8.3 to the Loan Agreement, item 2 of which list of Permitted Loans/Investments is "Permitted Loans and Investments of Guarantor under the Existing Loan Agreement," which are those loans and investments that are listed on Schedule 8.3 to the Restated Credit Agreement dated June 16, 1995 between Ryland, as borrower, Bank One, Texas, N.A., as Agent, and certain lenders, as amended (the "EXISTING LOAN AGREEMENT"). This Bank and Ryland intend that Schedule 8.3 to the Loan Agreement and Schedule 8.3 to the Existing Loan Agreement be read together to determine what loans, advances, extensions of credit or capital advances are permitted by the Loan Agreement (copies of both Schedule 8.3 to the Loan Agreement and
Schedule 8.3 to the Existing Loan Agreement are attached hereto, as EXHIBITS 1 and 2, respectively, to facilitate that). Ryland has requested that, for purposes of the Loan Agreement, this Bank agree that henceforth, in determining whether Ryland is in compliance with item 10 of the Existing Loan Agreement's list of Permitted Loans and Investments, which reads substantially as follows (modified as indicated by brackets to clarify its intended meaning in the present context):


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Ms. Susan Cass
September 27, 2001

        10. Loans or advances by [Ryland] to Ryland Group in the management of its cash so long as (a)(i) they are not made at a time when (and do not cause) a Default, or any default by Ryland Group exists, in respect of any of [Ryland's] material debt, and (ii) the total of those loans and advances never (without the prior approval of [The Chase Manhattan Bank]) exceeds the lesser of either 50% of [Ryland's] Net Worth or $7,500,000 or (b) [they are] otherwise approved by [The Chase Manhattan Bank] in writing;

the short term payment obligations of Ryland Group to Ryland that result from Countrywide's making single payments on the last two business days of a quarter to Ryland Group under Countrywide's Early Purchase Program of amounts that are owed by Countrywide part to Ryland and part to Ryland Group, be disregarded in determining the sum of loans or advances by Ryland to Ryland Group outstanding from time to time (specifically, to test for compliance with clause (a)(ii) of the above-quoted item 10.)

    Please sign and return a copy of this letter to this Bank to confirm our agreements as stated in clauses (a) and (b) of the second sentence of this Part 1 of this letter.

        2. Financial Covenants. Section 9.3 of the Loan Agreement states that the Guarantor (Ryland) must comply in all respects with the financial covenants applicable to it as set forth in Section 9 of the Existing Loan Agreement, to the same effect as if they were set forth in the Loan Agreement.

        Please sign and return a copy of this letter to this Bank also to confirm that such provision remains applicable, even though the Existing Loan Agreement has been terminated, and that the referenced financial covenants with which Ryland continues to be obligated to comply pursuant to Section 9.3 of the Loan Agreement are the following:

               - Ryland's Net Worth may not be less than $15 million at the end of any quarter in Ryland's fiscal year.

               - The ratio of Ryland's Total Liabilities to Ryland's Tangible Net Worth may not exceed 13.5 to 1.0 at the end of any quarter in Ryland's fiscal year.

               - The sum of Ryland's net income (excluding any recognized non-cash income) or loss plus (to the extent deducted in calculating that net income or loss) amortization, depreciation and other noncash charges (on a consolidated basis) may never be less than $1.00 at the end of any of Ryland's fiscal quarters for the four fiscal quarter periods then ended.

As used above:

        + "Net Worth" means, on a consolidated basis and at anytime, Ryland's stockholders' equity reflected on its balance sheet.

        + "Total Liabilities" means, for Ryland, on a consolidated basis, and at any time, all amounts that should be reflected as a liability on Ryland's balance sheet. The consolidated repurchase and consolidated reverse repurchase


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Ms. Susan Cass
September 27, 2001

           obligations of Ryland and its affiliates under Repurchase Agreements in connection with the sale of, and secured by, Mortgage Securities, may be excluded from Total Liabilities.

        + "Mortgage Securities" means (a) participation certificates representing undivided interests in first lien residential mortgage loans purchased by the Federal Home Loan Mortgage Corporation under the Emergency Home Finance Act of 1970, (b) modified pass through mortgage backed certificates guaranteed by the Federal National Mortgage Association under the National Housing Act, (c) modified pass through mortgage backed certificates guaranteed by the Government National Mortgage Association under Section 306(g) of the National Housing Act, or (d) any other security issued by an investor that was an "Approved Investor" under the Existing Loan Agreement or that is approved by The Chase Manhattan Bank, that is based on or backed by a pool of mortgage loans providing for pass through payments of principal and interest.

        + "Tangible Net Worth" means, on a consolidated basis, at any time, and without duplication, the sum of (a) Ryland's Net Worth plus (b) Ryland's long term debt if its maturity is no earlier than 30 days after the Stated Termination Date, as defined in the Loan Agreement and its payment is subordinated to payment of Ryland's Obligation (as defined in the Loan Agreement) in form and substance acceptable to The Chase Manhattan Bank; minus (c) Ryland's goodwill, including, without limitation, any amounts representing the excess of the purchase price for acquired assets, stock or interests over the book value assigned to them minus (d) Ryland's patents, trademarks, service marks, trade names and copyrights minus (e) Ryland's other intangible assets.

        Please call if you have any questions or comments.

                                         Very truly yours,
                                         [Original signed by
                                         Cynthia E. Crites]
                                         Vice President

Agreed:

RYLAND MORTGAGE COMPANY

By:     [Original signed by Susan M. Cass]
        ---------------------------------------------------
Name:   [Susan M. Cass]
        ---------------------------------------------------
Title:  [Senior Vice President and Chief Financial Officer]
        ---------------------------------------------------
Date:   [February 27], 2001
        -------------


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                                    EXHIBIT 1

                                  SCHEDULE 8.3

                           PERMITTED LOANS/INVESTMENTS

1. Mortgage-backed securities and related residual interests, acquired by Borrower in the ordinary course of it business.

2.      Permitted Loans and Investments of Guarantor under the Existing Loan
        Agreement.

3. Mortgage Securities or other mortgage-backed securities issued by any Subsidiary of Ryland Group that are acquired by Guarantor under its exercise of call Rights with respect to them.

4. (a) Investments having a maturity of one year or less in commercial paper given the highest rating by a nationally recognized credit rating agency, (b) the United States governmental obligations having maturities of one year or less, and (c) certificates of deposit, bankers acceptances, and repurchase agreements issued by a Lender or any other commercial bank that has combined capital and surplus of at least Two Hundred Fifty Million Dollars ($250,000,000) and a rating of C or better by Thompson Bank Watch, Inc.

5. Eurodollar investments with (a) any Lender or (b) any other financial institution that has (i) combined capital, surplus, and undivided profits of at least One Hundred Million Dollars ($100,000,000) and (ii) a Moody's Investors Service, Inc., or Standard & Poor's Corporation commercial paper rating of at least P-1 or A-1, respectively, or (iii) if it does not have a commercial paper rating, a bond rating of at least A-1 or A-, respectively.

6. Extensions of trade credit and other payables in the ordinary course of business.

7. Acquisition of securities or evidences of Debt of others when acquired by either Company in settlement of accounts receivable or other debts arising in the ordinary course of business so long as the total of all of those securities or evidences of debt is not material to the Companies' financial condition taken as a whole.

8. Loans or advances to officers or employees (a) of Guarantor or its Subsidiaries for travel, entertainment, and relocation expense in the ordinary course of business or (b) of either borrower or Guarantor that are not in the ordinary course and are never more than a total of Five Hundred Thousand Dollars ($500,000) outstanding for both Borrower and Guarantor together.

9.      Loans or advances to Guarantor.


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                                    EXHIBIT 2

                     SCHEDULE 8.3 TO EXISTING LOAN AGREEMENT

                           PERMITTED LOANS/INVESTMENTS

1. Mortgage loans and mortgage-backed securities and related residual interests, originated or acquired by Borrower in the ordinary course of it business.

2. Acquisition by Borrower of the stock or assets of any Person conducting a mortgage-servicing business.

3. Mortgage Securities or other mortgage-backed securities issued by any Subsidiary of Borrower that are acquired by Borrower under its exercise of call Rights with respect to them.

4. Investments that (a) are made by Borrower in joint ventures with homebuilders and realtors for the purpose of originating mortgage loans and (b) never exceed a total of $5,000,000.

5. (a) Investments having a maturity of one year or less in commercial paper given the highest rating by a nationally recognized credit rating agency, (b) United States governmental obligations having maturities of one year or less, and (c) certificates of deposit, bankers acceptances, and repurchase agreements issued by a Lender or any other commercial bank that has combined capital and surplus of at least $250,000,000 and a rating of C or better by Thompson Bank Watch, Inc.

6. Eurodollar investments with (a) any Lender or (b) any other financial institution that has (i) combined capital, surplus, and undivided profits of at least $100,000,000 and (ii) a Moody's Investors Service, Inc., or Standard & Poor's Corporation commercial-paper rating of at least P-1 or A-1, respectively, or (iii) if it does not have a commercial-paper rating, a bond rating of at least A-1 or A-, respectively.

7. Extensions of trade credit and other payables in the ordinary course of business.

8. Acquisition of securities or evidences of Debt of others when acquired by Borrower in settlement of accounts receivable or other debts arising in the ordinary course of business so long as the total of all of those securities or evidences of debt is not material to the Borrower's financial condition taken as a whole.

9. Loans or advances to officers or employees (a) of Borrower or its Subsidiaries for travel, entertainment, and relocation expense in the ordinary course of business or (b) of Borrower that are not in the ordinary course and are never more than a total of $500,000 outstanding for Borrower.


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10.     Loans or advances by Borrower to Ryland Group in the management its cash so long as (a) (i) they are not made at a time when (and do not cause) a Default or any default by Ryland Group exists in respect of any of its material debt, and (ii) the total of those loans and advances never (without the prior written approval by Administrative Agent) exceeds the lesser of either 50% of Borrower's Net Worth or $7,500,000 or (b) is otherwise approved by Administrative Agent in writing.


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